SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:




         Name:          JOHN HANCOCK DECLARATION TRUST

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

              101 Huntington Avenue, Boston, Massachusetts 02199-7603

         Telephone Number (including area code):      (617) 375-1760

         Name and Address of Agent for Service of Process:

                   Thomas H. Drohan
                   John Hancock Advisers, Inc.
                   101 Huntington Avenue
                   Boston, Massachusetts 02199-7603

         Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to
              Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        YES  [X]          NO   [ ]

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         Pursuant to the requirements of the Investment Company Act of 1940 the President of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 20th day of November, 1995.


                             Signature:  JOHN HANCOCK DECLARATION TRUST



                                         /s/ Anne C. Hodsdon
                                         Anne C. Hodsdon
                                         President



         Attest:  /s/ Thomas H. Drohan
                  Thomas H. Drohan
                  Secretary

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